SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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GMX RESOURCES INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2012
TO THE SHAREHOLDERS OF GMX RESOURCES INC.:
The Annual Meeting of Shareholders of GMX RESOURCES INC. (referred to herein as the “Company” or “GMX”), will be held on Wednesday, May 2, 2012, at 10:00 a.m. local time at the Company's principal corporate office, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, for the following purposes:
Matters to be voted on by holders of our Common Stock

1.	To elect nine directors to serve for the ensuing year and until their successors are elected and qualified;

2.	To approve an amendment to the Company's Certificate of Incorporation to increase the maximum number of authorized shares of Common Stock from 100,000,000 shares to 250,000,000 shares;

3.	To hold an advisory vote on executive compensation;

4.	To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Matters to be voted on by holders of our Common Stock and Series B Preferred Stock

6.	To approve an amendment to the Certificate of Designation of the 9.25% Series B Cumulative Preferred Stock (“Series B Preferred Stock”) to revise the definition of “Change of Ownership or Control”.
The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to the shareholders, unless required by applicable law or the bylaws of the Company.
Shareholders of record of Common Stock and Series B Preferred Stock at the close of business on March 22, 2012, are entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available at the meeting and at the Company's principal corporate office, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, for ten days before the meeting.
All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a proxy issued in your name by the record holder.
BY ORDER OF THE BOARD OF DIRECTORS

James A. Merrill, Secretary

Oklahoma City, Oklahoma
April ___, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2012
This proxy statement, this notice of annual meeting, a form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2011, are all available free of charge on our website at
http://gmxresources.com/pdf's/2012Proxy.pdf

IMPORTANT VOTING INFORMATION
If you hold your shares through a broker, bank or other financial institution, a New York Stock Exchange rule may dictate the manner in which your vote in the election of directors will be handled at our upcoming 2012 Annual Meeting. Shareholders who hold shares of our Common Stock or Series B Preferred Stock through a broker, bank or other financial institution receive proxy materials before each shareholder meeting.
Your broker is not permitted to vote on your behalf on the election of directors, unless you provide specific instructions by completing and returning the enclosed proxy.
Your broker is also not permitted to vote on your behalf on (i) the amendment to the Company's Certificate of Incorporation proposal, (ii) the advisory vote on executive compensation or (iii) the amendment to the Certificate of Designation of the Series B Preferred Stock, unless you provide specific instructions and return the enclosed proxy. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the shareholder meeting.
Voting your shares is important to ensure that you have a say in the governance of the Company. Please review the proxy materials and follow the instructions on the proxy to vote your shares.
If you have any questions about this NYSE rule or the proxy voting process in general, please contact the broker, bank or financial institution where you hold your shares. The SEC also has a web site (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.

PROPOSAL NO. 1: ELECTION OF DIRECTORS	2
CORPORATE GOVERNANCE MATTERS	5
INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS	9
PROPOSAL NO. 2: AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMOM STOCK	10
PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	12
PROPOSAL NO. 4: RATIFICATION OF THE SELECTION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	13
PROPOSAL NO. 5: AMENDMENT TO CERTIFICATE OF DESIGNATION OF THE 9.25% SERIES B CUMULATIVE PREFERRED STOCK TO REVISE THE DEFINITION OF "CHANGE OF OWNERSHIP OR CONTROL"	14
EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	32
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	32
VOTING PROCEDURES	32
PROPOSALS OF SHAREHOLDERS	33
OTHER MATTERS	33
ANNUAL REPORT	34

GMX RESOURCES INC.
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(405) 600-0711
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 2, 2012
The following information is furnished in connection with the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of GMX RESOURCES INC., an Oklahoma corporation (“GMX” or the “Company”), to be held on Wednesday, May 2, 2012, at 10:00 a.m. local time at the Company's principal corporate office, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114. This proxy statement and the enclosed proxy will be mailed on or about April 2, 2012, to both (1) holders of record of shares of our common stock, par value $0.001 per share (“Common Stock”) and (2) holders of record of shares of our 9.25% Series B Cumulative Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), each as of the record date.
The record date and time for determining shareholders entitled to vote at the Annual Meeting have been fixed at the close of business on March 22, 2012. On that date, the Company had outstanding 68,273,612 shares of Common Stock and 3,176,734 shares of Series B Preferred Stock. Each shareholder of record on the record date holding shares of Common Stock and Series B Preferred Stock is entitled to one vote per share for matters submitted to them for shareholder approval. The only matter being submitted for shareholder approval by the holders of Series B Preferred Stock is Proposal No. 5 - Amendment to Certificate of Description of the 9.25% Series B Cumulative Preferred Stock to revise the definition of “Change of Ownership or Control.”
The enclosed proxy for the Annual Meeting is being solicited by the Company's board of directors (the “Board”). The Company will bear the entire cost of such solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock and Series B Preferred Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons representing beneficial owners for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of the Company at the Company's principal corporate office, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
The Board has fixed the number of directors constituting the Board at nine and has nominated the current nine members of the Board for re-election. Currently, directors are elected annually for a term of one year.
Each nominee, if elected, will hold office until the expiration of his term and until his successor is duly elected and qualified, or until such nominee's earlier death, resignation or removal. Each nominee has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve. Should any of the nominees named below cease to be a nominee at or prior to the Annual Meeting, the shares of Common Stock represented by the enclosed proxy will be voted in favor of the remainder of the nominees named below and for such substitute nominees, if any, as may be designated by the Board and nominated by either of the proxies named in the enclosed proxy. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.
Election Threshold
The nine nominees for directorships will be elected by a plurality of shares of Common Stock voted at the Annual Meeting.
Recommendation of the Board
The Board recommends that shareholders vote “FOR” the named nominees.
The nominees for election to the Company's Board and their respective business backgrounds are as follows:

Name	Age	Position(s) Currently Held	Director of GMX Since
Ken L. Kenworthy, Jr.	55	Chief Executive Officer, Chairman and Director	1998
Michael J. Rohleder	55	President and Director	2011
T. J. Boismier	77	Director	2001
Steven Craig	55	Director	2001
Ken L. Kenworthy, Sr.	76	Director	1998
Jon W. “Tucker” McHugh	67	Director	2005
Thomas G. Casso	54	Director	2010
Michael G. Cook	67	Director	2010
J. David Lucke	46	Director	2011
Unless otherwise disclosed below, none of the corporations or organizations named below is a parent, subsidiary or other affiliate of GMX.
Ken L. Kenworthy, Jr. is a co-founder of GMX and has been Chairman and Chief Executive Officer since the Company's inception in 1998. Mr. Kenworthy, Jr. also served as the Company's President from the Company's inception in 1998 until the appointment of Michael J. Rohleder to fill such position effective June 1, 2009. Prior to the founding of GMX, in 1982 he founded OEXCO Inc., a privately held oil and gas company, which he managed until 1995 when the company was sold. From 1995 until he founded GMX in 1998, Mr. Kenworthy, Jr. was a private investor. From 1980 to 1984, he was a partner in Hunt-Kenworthy Exploration, which was formed to share drilling and exploration opportunities in different geological regions. Prior to 1980, he held various geology positions with Lone Star Exploration (also known as Ensearch Exploration), Cities Service Gas Co., Nova Energy, and Berry Petroleum Corporation. He also served as a director of Nichols Hills Bank, a commercial bank in Oklahoma City, Oklahoma for ten years before it was sold in 1996 to what is now Bank of America. He has been a member of the American Association of Petroleum Geologists for 34 years.
Michael J. Rohleder became a director in April 2011 and has been our President since June 2009. Prior to being named to that position, Mr. Rohleder was employed by the Company as its Executive Vice President, Corporate Development and Investor Relations, a position he had held since joining the Company in March 2008. Prior to joining the Company, Mr. Rohleder served as the Sr. Vice President of Worldwide Sales and Marketing for ON Semiconductor, a semiconductor manufacturer (formerly the Motorola Semiconductor Components Division). From 1991 to 1999 he was Chief Executive Officer of MEMEC North America, which was a division of VEBA AG. During his tenure at MEMEC, the company grew from $18 million in annual sales to over $2.5 billion.

T. J. Boismier is founder, President and Chief Executive Officer of T. J. Boismier Co., Inc., a privately held mechanical contracting company that designs and installs plumbing, heating, air conditioning and utility systems in commercial buildings, a position he has held since 1961. He became a director in February 2001 simultaneously with the completion of the Company's initial public offering.
Steven Craig is the Chief Energy Analyst for Elliott Wave International, a securities market research and advisory company located in Gainesville, Georgia, which is one of the world's largest independent providers of market research and technical analysis. As Chief Energy Analyst, Mr. Craig provides in-depth analysis and price forecasts of the major NYMEX energy markets to an institutional clientele that spans the gamut of the energy industry. Prior to joining Elliott Wave International in January 2001, he provided risk management services to Central and South West, one of the largest natural gas consumers in the U.S. prior to its merger with American Electric Power in June 2000, and former independent oil and gas producer Kerr-McGee. He became a director in August 2001.
Ken L. Kenworthy, Sr. is a co-founder of GMX and was its Executive Vice President and Chief Financial Officer from the Company's inception in 1998 until his retirement in 2008. Mr. Kenworthy, Sr. has been a director of the Company since 1998. From 1993 to 1998, he was principal owner and Chairman of Granita Sales Inc., a privately-held frozen beverage manufacturing and distribution company. Prior to that time, he held various financial positions with private and public businesses, including from 1970 to 1984, as vice president, secretary-treasurer, chief financial officer and a director of CMI Corporation, a company that manufactured and sold road-building equipment and was listed on the New York Stock Exchange prior to its acquisition by Terex Corporation in 2001. He has held several accounting industry positions including past president of the Oklahoma City Chapter, National Association of Accountants, past vice president of the National Association of Accountants and past officer and director of the Financial Executives Institute.
Ken Kenworthy, Sr. is the father of Ken Kenworthy, Jr.
Jon W. “Tucker” McHugh became a director of the Company in January 2005. Since 1997, Mr. McHugh has been Senior Vice President Commercial Lending at First Commercial Bank in Edmond, Oklahoma. He has over 38 years banking experience in commercial lending. He holds an undergraduate degree from Oklahoma State University and a Masters of Business Administration from the University of Oklahoma. He is an independent financial consultant advising small business startups, existing, emerging and seasoned for profit private companies that are in need of financial assistance. He is a veteran and retired U. S. Naval Officer.
Thomas G. Casso became a director of the Company in April 2010. Mr. Casso presently serves as a senior officer of Toni Brattin & Co., Inc., a privately held international marketing firm. He previously served as the Executive Director of the Catholic Foundation of Oklahoma, a philanthropic foundation supporting the Archdiocese of Oklahoma City, from 2005 to 2009. Prior to serving in this position, Mr. Casso was Executive Vice President/General Manager and co-owner of Bryson, Inc., an Anheuser-Busch beer wholesaler with approximately $75 million of annual sales. As a result of these positions, Mr. Casso has significant experience in operations, administration and finance. Mr. Casso holds a Bachelor's degree in marketing and a Master's degree in Business Administration - Finance from the University of Missouri - St. Louis.
Michael G. Cook became a director of the Company in March 2010. Mr. Cook is the principal owner of Cook Energy LLC, a privately held energy investment firm. He has extensive experience with oil and natural gas firms, including prior employment as an executive officer of three different exploration and production companies with responsibilities in administration, finance, operations and engineering. Mr. Cook received a Bachelor's degree in geology from the University of Iowa in 1969.
J. David Lucke became a director of the Company in April 2011. Mr. Lucke currently serves as Chief Financial Officer of Sabco Oil & Gas Corporation, a private company located in Houston, Texas. Prior to joining Sabco Oil & Gas Corporation, Mr. Lucke worked nineteen years as an investment banker focused in the energy industry. Most recently, Mr. Lucke was a Managing Director in the investment banking group of Jefferies & Company/Randall & Dewey from 2003-2010. Mr. Lucke received an MBA from The University of Texas at Austin and a BA from Duke University. Mr. Lucke is a certified public accountant.
Specific Attributes, Experience, Qualifications and Skills of Directors
The Board has determined that, given the business of the Company and the issues that the Company confronts, it needs several core competencies among the directors, including the following: current or prior experience as a senior officer or director of a public company or other substantial management or risk management experience; expertise in petroleum geology, engineering or other relevant experience in the oil and natural gas industry; and finance and accounting experience.
The Nominating/Corporate Governance Committee has reviewed with the Board the specific attributes, experience, qualifications and skills of each of the directors, all of whom are nominees for reelection as a director at the Annual Meeting. The Nominating/Corporate Governance Committee has concluded that each director has the appropriate characteristics and skills required for Board membership and that each director possesses an in-depth knowledge of the Company's business and strategy. The Nominating/Corporate Governance Committee further believes that our Board is composed of well-qualified and well-respected individuals who, as a whole, cover the core competencies that our Board has identified. The experience and the key competencies of our directors, as considered and reviewed by the Nominating/Corporate Governance Committee, are as follows:
Management Experience: We believe that each of Messrs. Kenworthy, Jr., Boismier, Casso, Cook, Craig, Kenworthy, Sr., Lucke, McHugh and Rohleder have appropriate current or prior management or risk management experience, as described in more detail in their respective biographical information above.
Oil and Natural Gas Industry Experience: We believe that each of Messrs. Kenworthy, Jr., Cook, Craig, Kenworthy, Sr., Lucke and Rohleder have appropriate qualifications relating to the oil and natural gas industry, as described in more detail in their respective biographical information above.
Finance and Accounting Experience: We believe that each of Messrs. Cook, Casso, McHugh, Kenworthy, Sr., Lucke and Rohleder have appropriate finance or accounting experience, as described in more detail in their respective biographical information above.

CORPORATE GOVERNANCE MATTERS
The Board uses the independence standards of The New York Stock Exchange (“NYSE”) corporate governance standards for determining whether directors are independent. The Board additionally follows federal securities laws and the rules of the Securities and Exchange Commission (“SEC”) and the NYSE in determining independence for Audit Committee members. The Board has determined that each of Messrs. Boismier, Casso, Cook, Craig, Lucke and McHugh are independent under both the NYSE and SEC rules for purposes of service on the Board and on each of the Audit, Compensation and Nominating/Corporate Governance Committees. Members of each committee are elected annually by the Board and serve one-year terms and until their successors are elected and qualified.
During the year ended December 31, 2011, the Board held 6 meetings. All directors attended all of the meetings of the Board held during 2011. The Company does not have a specific policy regarding Board members' attendance at annual meetings of shareholders, although, as a general rule, all directors usually attend such meetings. At the 2011 annual meeting of shareholders, all directors then serving on the Board attended the meeting.
Board Committees
The Company's Board has established an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. In April 2011, Mr. Casso was appointed Chairman of the Audit Committee. The Audit Committee consisted of Messrs. McHugh, Cook and Casso for all of 2011, and Mr. Lucke, who joined the Audit Committee in the second quarter of 2011. In April 2011, Michael G. Cook was appointed Chairman of the Compensation Committee. The Compensation Committee consisted of Messrs. Boismier, Craig and Cook for all of 2011, and Mr. Lucke, who joined the Board in April 2011 and the Compensation Committee during the second quarter of 2011. The Nominating /Corporate Governance Committee consisted of Messrs. McHugh, Craig and Casso for all of 2011. In April 2011, Mr. McHugh was appointed chairman of the Nominating/Corporate Governance Committee. All committee members attended all of the meetings of such committees held during 2011.
The Audit Committee's functions include approving the engagement of the Company's independent registered public accounting firm, reviewing with such firm the results and scope of its auditing engagement, establishing procedures for the treatment of complaints regarding accounting, internal accounting control or auditing matters, and various other matters. This committee met or acted by unanimous consent six times in 2011. The Board has determined that Mr. Casso qualifies as a “financial expert” as defined by the rules of the SEC based on his experience and education.
The Nominating/Corporate Governance Committee's function is to assist the Board in selecting and screening nominees for the Board and to oversee various corporate governance matters as described in more detail below. This committee held three meetings in 2011.
The Compensation Committee is responsible for the annual review and approval of corporate goals and objectives relevant to the compensation of our chief executive officer (“CEO”), evaluation of the performance of the CEO in light of these goals and objectives and approval of the amounts and individual elements of total compensation for the CEO based on this evaluation. In addition to determining the total compensation of the CEO, the Compensation Committee also approves the compensation of the Company's other executive officers. Our CEO makes recommendations to the Compensation Committee with respect to the CEO's own compensation as well as the compensation of the Company's other executive officers, but the final decisions with respect to such compensation are made by the Compensation Committee. During 2011, the Compensation Committee met or acted by unanimous consent five times.
In addition to its role in determining the compensation of our CEO and our other executive officers, the Compensation Committee has the authority to:

•
periodically evaluate, in conjunction with the CEO, and make recommendations to the Board regarding the terms and administration of our annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with our compensation objectives as to participation, annual incentive awards, corporate financial goals, actual awards paid to our executive officers, and total funds reserved for payment under the compensation plans, if any;

•
periodically evaluate, in conjunction with the CEO, existing equity-related executive compensation plans as well as potential equity-related plans and make recommendations to the Board based on the committee's evaluation; and

•
periodically evaluate and make recommendations to the Board regarding annual retainer and meeting fees for members of the Board and committees of the Board and the terms and awards of any stock compensation to members of the Board.

If the Board so approves, the Compensation Committee has the sole authority to retain or terminate consultants, including the authority to approve the consultants' fees and other retention terms. During 2011, the Compensation Committee continued

its use of Longnecker & Associates as a compensation consultant. For information about the role of Longnecker & Associates in evaluating our executive compensation, see “Compensation Discussion and Analysis - Compensation Processes.”
Compensation Committee Interlocks and Insider Participation
As stated above, Messrs. Boismier, Craig, Cook and Lucke served as members of our Compensation Committee during all or a portion of 2011. None of these individuals has ever been an officer or employee of the Company or any subsidiary. Additionally, none of our executive officers serves on the compensation committee or board of directors of any entity that has one or more of such entity's executive officers serving on our Board.
Corporate Governance Guidelines and Communications with the Board
The Company has adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is applicable to all employees and directors, including the Company's principal executive, financial and accounting officers. The Company has also adopted Corporate Governance Guidelines that apply to all directors. A copy of the Code of Business Conduct and Ethics and the Corporate Governance Guidelines as well as the charters for the Audit, Compensation and Nominating/Corporate Governance Committees are available at the Company's web site, www.gmxresources.com. The Company intends to disclose amendments to, or waivers from, its Code of Business Conduct and Ethics and its Corporate Governance Guidelines by posting to its web site.
NYSE rules require that the Company's non-management directors meet in executive session on a regular schedule. The Company provides the non-management directors with the opportunity to meet in executive session before or after every Board meeting. Mr. McHugh presides at all of these executive sessions. The independent directors also meet in executive session once per fiscal year. Interested parties may contact Mr. McHugh by e-mail through our website at www.gmxresources.com.
The Company's Nominating/Corporate Governance Committee Charter provides that any person, including any shareholder, desiring to communicate with, or make any concerns known to, the Company, directors generally, non-management directors or an individual director only, may do so by submitting them in writing to the Company's Corporate Secretary, with information to identify the person submitting the communication or concern, including the name, address, telephone number and an e-mail address (if applicable), together with information indicating the relationship of such person to the Company. The Company's Corporate Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response. The Company will establish the authenticity of any communication or concern before forwarding it to the addressee. Under the Nominating/Corporate Governance Committee Charter, the Company is not obligated to investigate or forward any anonymous submissions from persons who are not employees of the Company.
The Company's Nominating/Corporate Governance Committee Charter provides that the Nominating/Corporate Governance Committee is responsible for assessing the skills and characteristics of Board members and for screening potential Board candidates. The criteria for nomination of directors are set forth in the Nominating/Corporate Governance Committee Charter, and the Charter does not address specific minimum qualifications or skills that a nominee or Board member must have. The Nominating/Corporate Governance Committee considers the diversity of our incumbent directors as well as the diversity of any director nominees, including diversity of background and experience as well as ethnic and other forms of diversity. We do not, however, have any formal policy regarding diversity in identifying nominees for directorships, but rather, we consider it among the various factors relevant to any particular nominee. The process used by the Nominating/Corporate Governance Committee for identifying and evaluating nominees for the Company's Board consists of reviewing qualifications of candidates suggested by management, other Board members or shareholders.
Under the Nominating/Corporate Governance Committee Charter, the Nominating/Corporate Governance Committee will consider recommendations from shareholders for nomination as a Board member. Any such recommendation should be addressed to the Company's Corporate Secretary and should contain (i) the name, address and telephone number and number of shares owned by the shareholder making the recommendation and a statement that the shareholder has a good faith intent to remain as a shareholder until the Company's next annual meeting of shareholders; (ii) the information about the proposed nominee that would be required to be disclosed by the applicable rules of the SEC if the nominee were nominated; (iii) a description of any relationship between the nominee and the shareholder making the recommendation; (iv) any additional information that the shareholder desires to submit addressing the reasons that the nominee should be nominated for election as a director; and (v) a consent of the nominee to be interviewed by the Nominating/Corporate Governance Committee if requested and to serve on the Board if nominated and elected. Any recommendation should be submitted at least 120 days prior to the first anniversary of the mailing date of the proxy statement for the prior annual meeting of shareholders. There are no specific minimum qualifications for shareholder nominees. The Company has not previously received nominees from shareholders and, accordingly, is unable to determine whether the process for evaluation of shareholder nominees differs from the process for evaluation of other nominees. We anticipate, however, that the Nominating/Corporate Governance Committee would evaluate all nominees in the same manner regardless of the source of the recommendation.

Board Leadership Structure and Role in Risk Oversight
There are currently nine members of the Board. Mr. Ken Kenworthy, Jr. currently serves as Chairman of the Board and Chief Executive Officer. We do not have a lead independent director. We believe that the number of independent, experienced directors that make up our Board benefits the Company and its shareholders.
We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. We believe GMX, like many U.S. companies, has been well-served by this leadership structure.
In accordance with NYSE requirements, our Audit Committee is responsible for overseeing risk analysis and risk management procedures. The Audit Committee reviews guidelines and policies on enterprise risk management, including risk assessment and risk management related to our major financial risk exposures and the steps management has taken to monitor and control such exposures. At each meeting of the Audit Committee, the officers of the Company provide information to the Audit Committee addressing issues related to risk analysis and risk management. In addition to the risk oversight exercised by the Audit Committee of the Board, the Compensation Committee and the Nominating/Corporate Governance Committee both regularly exercise oversight related to risks associated with responsibilities of the respective Committee. For example, the Compensation Committee has reviewed what risks, if any, could arise from the Company's compensation policies and practices, and strives to create incentives that are not reasonably likely to have a material adverse effect on the Company. Likewise, the Nominating/Corporate Governance Committee periodically provides oversight respecting risks associated with the Company's corporate governance policies and practices. The Board believes that the risk management processes in place for the Company are appropriate.
Director Compensation
The following table summarizes the compensation of non-employee directors in 2011. Mr. Lucke was not a director of the Company during all of 2011, and therefore the fees and compensation for him reflect only amounts earned or paid.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
T.J. Boismier	$196,767	$95,565	$—	$292,332
Steve Craig	199,767	95,565	—	295,332
Ken L. Kenworthy, Sr.	201,767	95,565	43,521	340,853
Jon W. "Tucker" McHugh	212,267	95,565	10,961	318,793
Thomas Casso	222,267	95,565	—	317,832
Michael G. Cook	211,767	95,565	—	307,332
J. David Lucke	170,767	145,568	—	316,335

(1)
Standard compensation for non-employee directors in 2011 consisted of payments made to such directors for each Board and committee meeting attended and attendance at the 2011 annual meeting of shareholders. The payments consisted of a $3,500 monthly retainer for the first five months of 2011 and a $4,167 monthly retainer for the remainder of 2011, $2,000 for each Board meeting attended, $1,500 for each Audit Committee meeting attended, $1,000 for each Compensation or Nominating/Corporate Governance Committee meeting attended, and $1,000 for each consent executed in lieu of a meeting. The chairman of the Audit Committee received $2,000 for each Audit Committee meeting that he attended. The chairman of the Nominating/Corporate Governance Committee received $500 for each Nominating/Corporate Governance Committee that he attended in the first six months of 2011 and $1,000 for each Nominating/Corporate Governance Committee meeting attended thereafter. The chairman of the Compensation Committee received $500 for each Compensation Committee meeting that he attended in the first six months of 2011 and $1,000 for each Compensation Committee meeting attended thereafter. In addition to regular meeting fees, the chairmen of the Audit, Compensation and Nominating Committees received an annual retainer of $15,000, $7,500 and $5,000, respectively. Directors who are also our employees receive no additional compensation for their services as directors. For all non-employee directors, fees earned or paid in cash includes a cash bonus award of $122,100 as a result of each director receiving limited restricted stock grants in August 2011, which is to be paid in four quarterly installments beginning March 2014. The amount of restricted stock granted in 2011 was limited due to a reduced number of common shares being available under the 2008 Long-Term Incentive Plan.

(2)
The amount set forth is the aggregate grant date fair value attributable to restricted stock granted to the directors pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“FASB ASC Topic 718”). For a discussion of the assumptions made in the valuation of these grants of restricted stock, please see Note J to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The numbers in the table are not adjusted for subsequent changes in our stock price and do not represent the intrinsic or “in-the-money” value of the awards. Annual stock and option awards are typically granted on July 1st of each year. However, in August 2011 a stock award of 19,868 shares was made to each non-employee Director that vest on July 1, 2012. Additionally, Mr. Lucke was awarded 8,052 shares in April 2011 upon his addition to the Board of Directors with pro rata vesting in April 2012 and 2013.

(3)
For Mr. Kenworthy, Sr., all other compensation represents $11,225 for the personal use of the company aircraft and $32,296 for country club dues and related meals and entertainment. For Mr. McHugh, the amount shown as all other compensation represents personal use of the company aircraft.

INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS
The Audit Committee has approved Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the year ending December 31, 2012. Representatives of Grant Thornton are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and will be available to the shareholders to respond to appropriate questions.
The Company has provided Grant Thornton with a copy of the disclosures made in this proxy statement.
Audit and Other Fees
The following table sets forth the fees billed by our independent auditor, Grant Thornton, for each of the last two years:

Type	2011	2010
Audit fees	$741,335	$551,165
Audit-related fees	22,108	21,000
Tax fees	15,845	18,000
All other fees	—	—
Total	$779,288	$590,165
As necessary, the Audit Committee considers whether the provision of non-audit services by our independent auditors is compatible with maintaining auditor independence. The Audit Committee has adopted a policy that requires pre-approval of all audit and non-audit services, and the Audit Committee pre-approved all audit and non-audit services performed by our independent auditors in 2011.
Audit fees. Fees for audit services include fees associated with our annual consolidated audits, and the review of our quarterly reports on Form 10-Q. Audit fees also include fees for services associated with the preparation of comfort letters, consents and review of documents filed with the SEC.
Audit-related fees. Audit-related fees principally include fees for subsidiary audit services.
Tax fees. Tax fees principally include fees related to federal and state tax compliance services.
All other fees. None
Report of the Audit Committee
The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company to be set forth in the Company's 2011 Annual Report on Form 10-K with management and the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company's independent registered public accounting firm. The Audit Committee discussed with the Company's independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding that firm's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with such independent registered public accounting firm that firm's independence.
Based on the review and discussion with management and the Company's independent registered public accounting firm referred to above, we recommended to the Board that the Company include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

- Submitted by Thomas G. Casso, Michael G. Cook, J. David Lucke and Jon W. "Tucker" McHugh, members of the Audit Committee

PROPOSAL NO. 2:
AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK
The Board has approved and recommended that the shareholders approve an amendment of Article FOURTH of the Company's Certificate of Incorporation to increase the maximum number of authorized shares of Common Stock from 100,000,000 shares to 250,000,000 shares (the “Certificate Amendment”). A copy of the proposed Certificate Amendment is attached to this proxy statement as Appendix A and is considered a part of this proxy statement. If approved, the Certificate Amendment will be filed to take effect immediately following the Annual Meeting.
Our Certificate of Incorporation currently authorizes us to issue up to a total of 110,000,000 shares of capital stock, 100,000,000 of which is designated for Common Stock, and 10,000,000 of which is designated for preferred stock, par value $0.001 per share (“Preferred Stock”). If the Certificate Amendment is approved, our Certificate of Incorporation will authorize us to issue a total of 260,000,000 shares of capital stock, 250,000,000 of which will be designated for Common Stock, and 10,000,000 of which will be designated for Preferred Stock. As of March 22, 2012, 68,273,612 shares of Common Stock were issued and outstanding, 6,553,600 were reserved for issuance under our securities convertible or exercisable into shares of Common Stock and 526,089 were reserved for issuance in future awards under our LTIP and Stock Option Plan, leaving 24,646,699 shares of Common Stock unissued and unreserved.
All shares of our Common Stock, including those currently authorized and those that would be authorized by the proposed Certificate Amendment, are equal in rank and have the same voting, dividend and liquidation rights. There are no preemptive rights associated with these shares. The issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership and voting rights of existing shareholders of GMX.
Reasons for the Increase
The Board believes that the Certificate Amendment is desirable to increase the number of authorized shares of Common Stock available for issuance from time to time, without further action or authorization by the shareholders (except as may be required by applicable law or the rules of the New York Stock Exchange or any stock exchange on which the Company's Common Stock is then listed), for corporate needs such as equity financing, retirement of outstanding indebtedness, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by the Board to be in the best interests of the Company and its shareholders.
The Company will require and expects to issue additional shares in order to repay or satisfy obligations under the Company's outstanding indebtedness, including its 5.00% convertible notes due in February 2013, and to fund future capital expenditures. The proposed increase in the number of authorized shares of Common Stock will give the Company flexibility to raise this necessary additional capital for these short-term and near-term needs. It will also provide the Company with greater flexibility to respond to advantageous business opportunities. Except as noted above or in other SEC filings, we have no immediate plans, understandings, agreements or commitments to issue additional shares of Common Stock for any purpose.
We believe that the increase in authorized Common Stock will make a sufficient number of shares available, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The increased capital will provide the Board with the ability to issue additional shares of stock without further vote of the shareholders of the Company, except as provided under Oklahoma corporate law or under the rules of any national securities exchange on which shares of stock of the Company are then listed.
Effects of the Increase
If the Certificate Amendment is approved, the number of authorized but unissued shares of Common Stock relative to the number of issued shares of Common Stock will be increased. This increased number of authorized but unissued shares of Common Stock could be issued by the Board without further shareholder approval, which could result in dilution to the holders of Common Stock.
The increased proportion of unissued authorized shares to issued shares could also, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of Common Stock could dilute the ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction. However, the increase in authorized capital stock has not been proposed in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company. The Board does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of the Company.
Because neither our Certificate of Incorporation nor the Oklahoma General Corporation Act affords the Company's shareholders preemptive rights to subscribe to additional securities that may be issued by the Company, our shareholders will not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of the Company's stock.
Approval Threshold
To be effective, the Certificate Amendment must be approved at the Annual Meeting by the holders of a majority of the Company's outstanding Common Stock.
Recommendation of the Board
The Board recommends that shareholders vote “FOR” the approval of the Certificate Amendment.

PROPOSAL NO. 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our shareholders voted in a non-binding, advisory vote, at our 2011 Annual Meeting of Shareholders in favor of the submission of the Company's executive compensation annually to our shareholders on an advisory, non-binding basis. In accordance with that vote and as required by Section 14A of the Securities Exchange Act of 1934, we are including in this proxy statement for our shareholders an advisory (non-binding) vote on the Company's executive compensation as reported in this proxy statement (sometimes referred to as “say on pay”).
We urge shareholders to read “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as “Executive Compensation Matters” and related compensation tables and narrative beginning on page 27, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has and will contribute to the Company's recent and long-term success.
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2012 Annual Meeting of Shareholders:
RESOLVED, that the shareholders of GMX Resources Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company's named executive officers disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis and Executive Compensation Matters sections and the related compensation tables, notes and the related narrative discussion, in the Proxy Statement for the Company's 2012 Annual Meeting of Shareholders.
This is an advisory vote, and is not binding on the Company or the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
The Board of Directors unanimously recommends that you vote “FOR” this proposal. Proxies given without instruction will be voted FOR approval of this resolution.

PROPOSAL NO. 4:
RATIFICATION OF THE SELECTION OF THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has directed the Company to submit the selection of Grant Thornton as the Company's independent registered public accounting firm for the year ending December 31, 2012 for ratification by the shareholders at the Annual Meeting. Neither the Company's bylaws nor other governing documents or law require shareholder ratification of the selection of Grant Thornton as the Company's independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice, consistent with the Corporate Governance Policy of ISS Corporate Services. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Approval Threshold
The selection of Grant Thornton as the Company's independent registered public accounting firm for the year ending December 31, 2012 will be ratified if holders of a majority of shares of Common Stock voted at the Annual Meeting vote in favor of the proposal.
Recommendation of the Board
The Board recommends that shareholders vote “FOR” the ratification of Grant Thornton as the Company's independent registered public accounting firm for the year ending December 31, 2012.

PROPOSAL NO. 5
AMENDMENT TO CERTIFICATE OF DESIGNATION OF THE 9.25% SERIES B CUMULATIVE
PREFERRED STOCK TO REVISE THE DEFINITION OF “CHANGE OF OWNERSHIP OR CONTROL”
The Board has authorized, and recommends for your approval an amendment (the “Amendment”) to the Certificate of Designation of the Company's 9.25% Series B Cumulative Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”). A copy of the Amendment is attached to this Proxy Statement as Appendix B.
Under the terms of the Certificate of Designation, the Company is required to offer to purchase all of the shares of Series B Preferred Stock outstanding following any event that constitutes a “Change of Ownership or Control” (as defined in the Certificate of Designation) of the Company. Under the current terms of the Certificate of Designation, a Change of Ownership or Control occurs, among other events, when the Company permits or suffers a change in its key management, meaning the continued active full time employment of each of Ken Kenworthy, Jr. (as Chief Executive Officer) and Ken Kenworthy, Sr. (as Chief Financial Officer); provided, however, that the cessation of active employment of one such officer due to death or disability, or the retirement of Ken Kenworthy, Sr. (as Chief Financial Officer), shall not be a Change of Ownership or Control so long as the Company hires or promotes a replacement officer within four months.
Due to the retirement of Ken Kenworthy, Sr. from his position as our Chief Financial Officer in February 2008, the Board believes it is in the best interests of the Company and the shareholders to revise the definition of Change of Ownership or Control to allow Ken Kenworthy, Jr. to terminate his active full time employment with the Company without effecting a Change of Ownership or Control for purposes of the Certificate of Designation if the Company appoints a new Chief Executive Officer within a certain period of time. Therefore, as provided in the Amendment, the Board proposes that the definition of Change of Ownership or Control be revised and shall occur when:
the Corporation permits or suffers a change in its key management, meaning the continued active full time employment of Ken Kenworthy, Jr. as Chief Executive Officer; provided, that the termination of active employment of Ken Kenworthy, Jr. as Chief Executive Officer shall not constitute a “Change of Ownership or Control” so long as the Corporation hires or promotes a replacement officer within four months after such termination.
Provisions substantially identical to the current definition of Change of Ownership or Control in the Certificate of Designation described above were present in the Company's revolving bank credit facility when the Series B Preferred Stock was issued in 2006. Similar provisions were also included in the terms of the Company's Series A Senior Secured Notes issued in 2007. As a result of the retirement of Mr. Kenworthy, Sr. as our CFO in February 2008, the terms of the bank credit facility and Series A Senior Secured Notes then outstanding were amended to be substantially similar to the proposed terms provided in the Amendment to avoid triggering a default or offer to purchase requirement if Mr. Kenworthy, Jr. terminates active employment and a suitable replacement is hired within four months. Each of these bank credit facility and the Series A Senior Secured Notes have been canceled and are no longer outstanding. None of our other senior or secured indebtedness has this Change of Ownership or Control provision. Accordingly, repayment of our other indebtedness would not be accelerated due to this Change of Ownership or Control.
Reasons for Shareholder Approval; Threshold
An amendment to the Certificate of Designation is considered to be an amendment to the Company's Certificate of Incorporation. Section 1077.B of the Oklahoma General Corporation Act requires shareholder approval for an amendment to our Certificate of Incorporation that has the effect of changing the rights of shareholders with respect to shares of our capital stock. Because the proposed Amendment changes the rights of holders of shares of our Series B Preferred Stock, the Amendment will be approved if: (i) the holders of a majority of the Company's outstanding shares of Common Stock, voting separately as a class, vote in favor of the Amendment; and (ii) the holders of at least two-thirds of the outstanding Series B Preferred Stock, voting separately as a class, also vote in favor of the Amendment.
Recommendation of the Board

The Board recommends that the shareholders vote “FOR” the proposed amendment to the Certificate of Designation for the 9.25% Series B Cumulative Preferred Stock.

EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION
Executive Officers
Our current executive officers are named below:

Name	Age	Position
Ken L. Kenworthy, Jr.	55	Chief Executive Officer
Michael J. Rohleder	55	President
James A. Merrill	44	Chief Financial Officer, Executive Vice President, Secretary and Treasurer
Gary D. Jackson	61	Executive Vice President, Land
Timothy L. Benton	55	Executive Vice President, Geosciences
Harry C. Stahel, Jr.	48	Executive Vice President, Finance
For a description of the business background and other information concerning Mr. Ken L. Kenworthy, Jr., and Michael J. Rohleder, see “Election of Directors” above. All executive officers and significant employees serve at the discretion of the Board. Unless otherwise noted below, none of the corporations or organizations named below is a parent, subsidiary or other affiliate of GMX.
James A. Merrill became our Chief Financial Officer, Secretary and Treasurer in February 2008, and Executive Vice President in April 2011. Prior to being named to such positions, Mr. Merrill was employed by the Company as its Controller, a position he had held since joining the Company in August 2006. Prior to such time, Mr. Merrill was Controller of National American Insurance Company from 1998 to 2006. National American is a privately-held multi-state property and casualty insurer based in Chandler, Oklahoma, which had net written premiums of $65 million in 2006. Prior to that time, Mr. Merrill was employed by Deloitte & Touche LLP. Mr. Merrill is a certified public accountant and has bachelor's degrees in finance and accounting from the University of Oklahoma.
Gary D. Jackson became our Vice President, Land in 2005 and was promoted to Executive Vice President in April 2011. During 2004 and 2005 prior to joining the Company, he was an independent petroleum landman, performing and directing contract land services for other oil and gas companies for CLS Group, Edmond, Oklahoma. Prior to that time, he was President of SAI Consulting, which provided professional services for oil and gas and natural resources asset acquisition and management.
Timothy L. Benton became our Vice President, Geosciences in June 2009 and was promoted to Executive Vice President in April 2011. Prior to such appointment, Mr. Benton had been responsible for the engineering and geological characterization work relating to our assets since 2005. Before joining the Company, Mr. Benton worked in reservoir, completion and production positions with Gulf Oil Corporation, Texas Pacific Oil Company, Long, Atteberry & Associates and as an independent consultant. Mr. Benton is a Registered Professional Engineer in the State of Oklahoma. He has a bachelor's degree in petroleum engineering from the University of Oklahoma.
Harry C. Stahel, Jr. became our Vice President, Finance in June 2009 and was promoted to Executive Vice President, Finance in April 2011. Prior to joining the Company, Mr. Stahel was Director of Business Development Finance for Enogex LLC (a gas gathering and transportation company owned by OGE Energy Corp.) since 2003. From 1991 to 2003, Mr. Stahel served in many roles at Aquila Inc. including Director of Finance in London, and Director of Finance working on domestic business projects. Prior to that time, Mr. Stahel spent five years in public accounting and is a certified public accountant. Mr. Stahel received his bachelor's degree in finance from Washington and Lee University.
Significant Employees
The following individuals are significant employees:
Keith Leffel, age 62, has been employed as our natural gas marketer and pipeline operations manager since November 2001 and serves as President of Endeavor Pipeline Inc., a wholly owned subsidiary of the Company. Since 1986, Mr. Leffel formed and operated GKL Energy Services Company, a company that assists producers with gas marketing services.

Compensation Discussion and Analysis
Summary
Prior to 2011, our Company focus was on economically developing our Haynesville/Bossier (“H/B”) Gas Shale resource play and increasing our production and proved H/B reserves. In late 2010, we made a strategic decision to begin looking for properties that would expand our assets and development into other basins, to diversify our Company's concentrated natural gas focus and to provide the company more liquids-rich hydrocarbon opportunities. We hired several key employees to aid in this expansion. These efforts led to acquisitions of core positions in two oil resource plays in the U.S. During 2011, we acquired approximately 35,000 acres of undeveloped leasehold in the Williston Basin of North Dakota/Montana, targeting the Bakken and Three Forks Formations, and approximately 40,000 acres of undeveloped leasehold in the oil window of the Denver Julesburg Basin (the “DJ Basin”) of Wyoming, targeting the emerging Niobrara Formation. During 2011, we began the deployment of our capital and resources into these oil development opportunities. With the acquisition of the liquids-rich (estimated 90% oil) Bakken and Niobrara acreage, we now have the flexibility to deploy capital based on a variety of economic and technical factors, including wells costs, service availability, take-away capacity and commodity prices (including differentials applicable to the basins). We believe this flexibility will enable us to generate higher cash flow growth to fund our future capital expenditure program.
Unlike companies that have a greater percentage of their production and proved reserves in oil, we faced continued lower natural gas prices in 2011, as a result of an over supplied natural gas market and a continued weak domestic economy. Even though we have taken steps to transition the Company's production mix to more liquids-rich hydrocarbons, natural gas accounted for almost 90% of our production in 2011. The disparity between oil and natural gas prices creates a challenging environment for natural gas companies to attract and retain qualified employees that are also being recruited by established oil producers.

We compete for talent in a highly competitive energy market, and a hyper-competitive Oklahoma City energy market. The compensation programs in the Oklahoma City energy market have escalated the past five years and increasingly pay key employees retention-oriented compensation like restricted stock. This is an industry reaction to a true shortage of skilled employees that understand the highly technical aspects of oil and gas exploration and development, independent of discrimination towards oil compared to natural gas.
At our 2011 annual meeting of shareholders, our advisory vote on executive compensation ("Say On Pay") was approved, receiving approximately 60% of the votes. In response to the results of the Say on Pay vote, the Company's stock performance and liquidity restraints, the Compensation Committee of the Board of Directors along with executive management of the Company took the following actions:

1. Executive management did not receive salary increases in 2011. Prior increase in salary for executive management was in July 2010.
2. Executive management did not receive the discretionary portion of the 2011 annual incentive award, which has historically represented 40% of the total available annual incentive award. The remaining 60% of the annual incentive award was based on performance metrics established by the Compensation Committee at the beginning of 2011.
3. The Chief Executive Officer ("CEO"), President, and Chief Financial Officer ("CFO") received reductions of 61%, 74%, and 72%, respectively, in their targeted long-term incentive cash component that was awarded in lieu of restricted stock awards. In addition, the cash award was deferred and will not vest or be paid until 2014.
4. The Company has or will be reaching out to various institutional shareholders of the Company to explain the Company's compensation philosophy.
As a result of the above actions, total 2011 compensation for the CEO, President, and CFO was near the 60th percentile of the Company's peer group. In addition, 2011 cash compensation for the CEO, President and CFO decreased from 2010 by the following amounts:

Executive Officer	Position	2011 Cash Compensation (1)	2010 Cash Compensation	Decrease ($)	Decrease (%)
Ken Kenworthy, Jr.	Chief Executive Officer	$1,337,609	$2,138,935	$801,326	37%
Michael J. Rohleder	President	708,168	1,151,909	443,741	39%
James A. Merrill	Chief Financial Officer	630,842	993,847	363,005	37%
		$2,676,619	$4,284,691	$1,608,072	38%

(1) Cash compensation table above includes salary, bonus, and non-equity incentive plan cash compensation and is not a substitute for the Summary Compensation table. Cash compensation for 2011 includes $445,919, $148,231, and $143,760, for CEO, President, and CFO that has been deferred and remains subject to vesting until 2014.

Pay for Performance
Until early 2011, the Company's primary focus was on developing its natural gas resources in the Haynesville/Bossier and Cotton Valley Sands reservoirs in Harrison and Panola Counties of East Texas. As of December 31, 2011, natural gas represented 96% of our total proved reserves and nearly 90% of our production for the year then ended. Our stock performance has been highly correlated to the price of natural gas. In 2011, the Company began a transition from being primarily a natural gas producer to a company that is more balanced between oil and natural gas production. As the transition continues in 2012, we expect the correlation between our stock price and the price of natural gas to dissipate and to provide total shareholder returns similar to our internal peer group and to other externally selected peer groups that may have similar market capitalization and revenues, but have a higher percentage of their revenues and reserves associated with oil.

GMXR Share Price
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We continue to emphasize stock compensation to encourage retention and long-term shareholder value. Due to a limited number of shares being available under our long-term incentive plan, only a portion of the recommended restricted stock grants were awarded in 2011. To make up for the short-fall in available restricted stock awards, certain executives received a deferred cash award that will be paid quarterly in 2014. In addition, the Chief Executive Officer, President, and Chief Financial Officer received reductions of 61%, 74%, and 72%, respectively, in their targeted cash awards that were paid in lieu of a restricted stock award.
Value of Restricted Stock Award Pay Table
The table below supplements the Summary Compensation Table that appears on page 27. This table compares the value of previously granted restricted stock awards at the common stock price of $1.25 per share at December 31, 2011 to the "Stock Award" compensation shown in the Summary Compensation Table. The Company began granting restricted awards in July

2008 and since this time, no member of executive management has sold any of their restricted shares that have vested.
The primary difference between this supplemental table and the standard Summary Compensation Table is the method used to value stock awards. SEC rules require that the grant date fair value of stock awards be reported in the Summary Compensation Table for the year that they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relate to stock awards that have not vested and for which the value thereof is uncertain. In contrast, the supplemental table below includes stock awards granted during the applicable fiscal year valued at our December 31, 2011 common stock price of $1.25. The year-end stock price was used due to the fact that all our executives still hold their restricted stock awards. It should be noted that there is no assurance that the executives will actually realize the value attributed to these awards even in this supplemental table, since the ultimate value of the restricted stock awards will depend on when the restricted shares are liquidated.

Name and Position	Year	Number of Restricted Shares Awarded	Total of Stock Awards per Summary Compensation Table (1)	Pro Forma Value of Stock Awards Based on YE2011 Stock Price of $1.25	Change in Value of Stock Awards
K. Kenworthy, Jr., CEO	2011	204,838	$985,271	$256,048	$(729,223)
	2010	87,906	557,324	109,883	(447,441)
	2009	64,259	1,187,506	80,324	(1,107,182)
	2008	15,477	1,187,500	19,346	(1,168,154)
		372,480	$3,917,601	$465,601	$(3,452,000)

M. Rohleder, President	2011	102,959	$495,233	$128,699	$(366,534)
	2010	40,322	255,641	50,403	(205,238)
	2009	50,000	924,000	62,500	(861,500)
	2008	5,377	412,500	6,721	(405,779)
		198,658	$2,087,374	$248,323	$(1,839,051)

J. Merrill, CFO	2011	83,423	$401,265	$104,279	$(296,986)
	2010	35,801	226,978	44,751	(182,227)
	2009	50,000	924,000	62,500	(861,500)
	2008	5,377	412,500	6,721	(405,779)
		174,601	$1,964,743	$218,251	$(1,746,492)

T. Benton, EVP - Geosciences	2011	55,877	$268,768	$69,846	$(198,922)
	2010	23,980	152,033	29,975	(122,058)
	2009	30,303	560,000	37,879	(522,121)
	2008	3,650	280,065	4,563	(275,502)
		113,810	$1,260,866	$142,263	$(1,118,603)

G. Jackson, EVP - Land	2011	48,427	$232,934	$60,534	$(172,400)
	2010	20,783	131,764	25,979	(105,785)
	2009	50,000	924,000	62,500	(861,500)
	2008	5,377	412,500	6,721	(405,779)
		124,587	$1,701,198	$155,734	$(1,545,464)
(1) Amounts shown equal the amounts reported in the "Stock Awards" column of the Summary Compensation Table.

Compensation Philosophy
For 2011, we generally targeted total compensation for our management and employees at approximately the 75th percentile of our compensation peer group. We established compensation at this level to attract and retain talented employees capable of executing our rapid growth business plan and managing our business in a hyper-competitive industry environment. Attracting and retaining talented, entrepreneurial management is vital to successfully navigate the Company through difficult periods of commodity price volatility and service availability, and position the Company for creating substantial shareholder value through our diversification to oil. As we expanded the geographical footprint of the Company into areas with more oil opportunities and added additional managerial employees, we strategically targeted new hires with significant experience in our new areas of operations and that had managerial experience in much larger companies. Our philosophy of compensating management and employees at the 75th percentile allows us to attract these types of employees in a hyper-competitive environment. We are a forward-looking entrepreneurial Company with employees that are focused on creating and growing shareholder value over the long term. Reflecting our entrepreneurial philosophy, we have historically avoided rewarding or motivating our executives with defined benefit pension or supplemental retirement plans, as they are typically less performance-based, are not necessarily aligned with shareholders' interests and can be very costly to a company regardless of its success. It's important to note that while we target the market 75th percentile in total compensation, the actual delivery of total compensation has fallen well below that level due to the performance of our stock price as a result of the declining natural gas prices over the past three years.
In response to the continued low natural gas prices, we continued to limit executive and significant employee base pay with exceptions for promotion or increased responsibility in an effort to contain costs and to preserve capital. In 2011, we retained Longnecker and Associates (“Longnecker”) for advice on executive compensation. Based on Longnecker's review, the executive officers did not receive salary increases for 2011. Prior to 2012, the most recent increase in salaries for the executive officers was in July 2010 which was based on a review of peer salaries performed by Longnecker. Annual Incentive compensation for 2011 was based on a formulaic approach utilizing metrics that the Board and management of the Company believed important components of growing long-term shareholder value. Executive management did not receive a discretionary annual incentive award in 2011, which was targeted to be 40% of the annual incentive award.
Despite the downturn in the economy and continued depressed natural gas prices, the competition for competent, qualified employees in our industry and especially within our new operating areas in the Williston and DJ Basins and East Texas continues to be strong. Our executive compensation program described below, is designed to address the continuing competition for talent in the industry as it impacts our ability to attract necessary talent, general sensitivity to investor concerns regarding executive compensation, and the need to continue to motivate, reward, and retain the best people possible to manage through these difficult times in natural gas and to expand the footprint of the Company into new basins focused on oil.

Overview and Objectives
We believe our success is dependent on the continued contributions of our senior management team and other key employees and the addition of new talent as our Company grows. The goal of our executive compensation program is to attract, motivate, reward and retain executives of high integrity and exceptional entrepreneurial skill who are capable of leading our Company in achieving our business objectives and strategies. Our ultimate goal is to create exceptional long-term value for our shareholders. Additionally, we periodically review the Company's compensation programs to ensure that they do not create risks that have or are reasonably likely to have a material adverse effect on the Company. Our compensation committee has presented its review and its conclusions to this effect to our entire Board.
Align executive compensation with the long-term interests of our shareholders and motivate and reward value creation. We have designed and implemented our executive compensation program to motivate and reward our executives for sustained superior operating and financial performance that will result in value creation for our shareholders. Our focus is on creating long-term value for our shareholders and focusing our executive team on that goal without undue concern about the short-term impact of business decisions. We believe this encourages our executives to take appropriate operational and financial steps, while employing effective risk management tools that will enhance long-term value for our shareholders. We believe that a reasonable portion of any growth in shareholder value should go to the executives that help create that growth. Superior operational and financial results must continue to be appropriately rewarded even in times of a depressed economy and stock price, as our ability to generate superior shareholder returns in the future would be more difficult to achieve without them.
In our view, executive compensation over the years has been in line with historical increases in shareholder value that they have helped to create. We do not believe that it should negatively impact any current compensation decisions, as it would unfairly penalize the executives for their past successes, decouple their interests from those of our long-term shareholders and be counter-productive in retaining and motivating them to achieve even greater operational and financial success for our shareholders in the future.
Maintain entrepreneurial culture. Our executive team shares an entrepreneurial spirit and will continue to provide strong executive leadership. We have an environment where employees perform like entrepreneurs with vested ownership interests and have an opportunity to earn above-market compensation if they help the Company create exceptional long-term value for our shareholders. As part of creating long-term value, we intend to use our entrepreneurial culture to grow revenue, cash flow and oil and gas reserves. We believe that this has been important and will continue to be critical to maintaining this culture. Also, reflecting our entrepreneurial philosophy, we have historically avoided rewarding or motivating our executives with defined benefit pension or supplemental retirement plans, as they are typically less performance-based, are not necessarily aligned with shareholders' interests and can be very costly to a company regardless of its success.
Retain talent. Despite the continued economic downturn, we continue to experience competition for qualified and talented executives in the industry. Therefore, our executive compensation program continues to focus on retention. We believe that, to perform well and put ourselves in a position to provide exceptional long-term returns to our shareholders, we must structure our executive compensation program with retention and motivation in mind. We do so by ensuring that executives earn above-average compensation relative to our peer group. Additionally, we issue restricted stock with a multi-year vesting schedule which, we believe, marries each executive's interests with shareholder value and with the Company's need for retention in these critical positions. We have experienced very little turnover among our officers, senior executives and technical staff. While our executive compensation arrangements alone cannot guarantee that we can retain our key executives, we believe that without the appropriate compensation structure, retention could be at risk.
Attract talent. We compete for talent not only with companies that are similar in size and operation, but also with companies that are significantly larger than us. Our corporate headquarters is in Oklahoma City, Oklahoma and we compete for employees locally with several prominent oil and gas companies whose corporate headquarters are also here. As a result, we must recognize their compensation practices along with the practices of our peer group and adjust our policies accordingly to attract and retain talent. During 2011, we continued to hire key technical positions with experience in our new basins with more liquids-rich hydrocarbon opportunities. We believe that we offer career advancement opportunities that larger companies do not have as individuals have opportunities to grow into positions or within their positions as our Company grows. Although career advancement opportunities help us attract top talent, we also believe that our compensation programs must be enticing enough to persuade top talent to change employers and perhaps relocate. We accomplish this by ensuring that employees have the opportunity to earn above-average compensation relative to our peer group as well as larger companies within the oil and natural gas industry. Additionally, we provide cash bonuses and offer equity compensation in the form of restricted stock. We believe that these compensation packages are similar to our competitors who have greater financial resources than us.

Compensation Processes
Role of the Compensation Committee. Our executive compensation program is under the direction and control of the compensation committee of our Board, which is composed entirely of independent, non-management directors. The committee met four times during 2011. It generally meets in coordination with regularly scheduled board meetings. It may also take additional compensation actions in the event of a new hire, promotion or other exceptional event, and at times may act by written consent. The committee's annual review of executive compensation occurs in November with any adjustments to be effective the first of the following year. Executive compensation is determined by the committee in executive session.
During 2011, we used Longnecker, an independent compensation consultant initially retained by the committee during 2008, to assist the compensation committee in evaluating the competitiveness of our executive compensation program and in assessing whether our compensation practices are achieving our goals. The 2010 study was used as the baseline for the committee's compensation decisions for 2011, as the committee believed that the compensation programs were meeting the designed objectives, especially with regards to the types and mix of compensation programs.
As part of their 2010 engagement, the committee asked Longnecker to prepare a report that included a compilation of compensation and performance data (“Survey Data”) from our compensation peer group (set forth below), broad industry-specific compensation survey data for other companies within the energy sector and general industry surveys, as well as particularized data for industry participants to the extent Longnecker determined that such additional data would prove useful in our compensation process. The committee utilized this Survey Data to assess the competitiveness of our compensation programs within our compensation peer group and their effectiveness in achieving our goals.

In developing our compensation structure for 2011, we utilized updated Survey Data from Longnecker to review the compensation and benefit practices, as well as levels of pay, of a peer group of companies selected by the compensation committee with the assistance of Longnecker from domestic oil and natural gas exploration and development companies. The peer group consisted of the following fifteen companies:

•	Abraxas Petroleum Corp.	•	Approach Resources Inc.	•	Brigham Exploration Co.
•	Callon Petroleum Co.	•	Carrizo Oil & Gas Inc.	•	Contango Oil & Gas Co.
•	Crimson Exploration Inc.	•	Delta Petroleum Corp.	•	Gastar Exploration LTD.
•	Rex Energy Corporation	•	Petroquest Energy Inc.	•	PrimeEnergy Corp.
•	Goodrich Petroleum Corp.	•	Rosetta Resources Inc.	•	Vanguard Natural Resources
The types and amounts of compensation paid to our executives are the result of a subjective process undertaken by the committee derived from the Longnecker study for 2011 and guided by our objectives of executive retention, motivation and reward in order to achieve our ultimate goal of creating value for our shareholders. In 2011, except for the annual incentive bonus in 2011 where targeted metrics and rewards were set for each executive, there were no precise formulas put in place to arrive at executive compensation decisions. In determining appropriate cash and equity-based compensation, the committee analyzes the operating and financial results of the Company, liquidity and financial position, and the price of our stock during the year, and evaluates the individual's performance and how he or she has contributed to our success.
Our executive compensation program has and may continue to rely heavily on the subjective judgments of the committee in consultation with an independent compensation consultant. In making its subjective evaluation for each individual executive, the committee uses our actual results to measure our success, and subjectively evaluates that executive based on those actual results and the individual's contribution to them. No one element of an individual's performance of his or her responsibilities or the resulting contribution to our overall operating and financial results has a material impact on the committee's decision-making process with respect to that individual.
We do not have a policy regarding the relationship of compensation among the named executive officers or with other employees, although we attempt to maintain internal pay equity. The same design factors and compensation elements are applied to all named executive officers. Any material differences in the amount of compensation for each executive officer reflect the significant differences in the scope of individual responsibilities and contributions. Additionally, each executive officer's position was benchmarked against an equivalent position within our peer group in the Longnecker study.
Role of Compensation Consultants. The committee has authority to hire legal, accounting, compensation and other consultants. The committee can determine the scope of the consultant's assignment, the extent to which it wants management involved in any projects including preparing materials for committee meetings and the fees to be paid. For 2011, the committee used Longnecker as their compensation consultant to conduct a formal review of our executive compensation programs.
Role of Management. Our CEO, Mr. Kenworthy, Jr., regularly reviews our executive compensation program and makes recommendations to the compensation committee regarding base salary, bonus structure and equity plan design changes, if warranted. In the fourth quarter of 2010, Mr. Kenworthy, Jr. reviewed recommendations by Longnecker on base salary adjustments for calendar year 2011 for each of the other named executive officers and other key employees and determined that no adjustments were necessary. In May 2011, Mr. Kenworthy, Jr. reviewed with the compensation committee his recommendations for equity compensation awards for each of the other named executive officers. In November 2011, Mr. Kenworthy, Jr. reviewed with the Compensation Committee the base salary adjustments recommended by Longnecker for calendar year 2012 for each of the named executive officers (see Base Salary). In February 2012, Mr. Kenworthy, Jr. reviewed with the committee his recommendations for annual cash bonus payments to be paid in March 2012 for the year ending December 31, 2011. The committee considered Mr. Kenworthy, Jr.'s evaluation of the responsibilities, performance and contribution of each of the other named executive officers and his recommendations for each compensation element for the executives in making its own subjective decisions. In both May 2011 and February 2012, Mr. Kenworthy Jr. also reviewed with the committee his own performance and compensation. The committee discussed with Mr. Kenworthy, Jr. the Company's operating and financial results, liquidity and financial position, and stock price, his responsibilities, performance and contributions to those results, his current compensation and his plans and expectations for the upcoming year in determining his annual cash bonus and long-term incentive compensation.
Considerations for Executive Compensation Decisions in 2011. The committee recognized Mr. Kenworthy Jr.'s contributions to our success as chief executive officer. The differences in compensation between that of Mr. Kenworthy, Jr. and the other named executive officers in 2011 reflect not only his leadership role, critical decision-making responsibility and significant duties, but also his status as a founder of the Company and his role in successfully building and subsequently guiding the Company through a difficult economic environment and the expectation that his leadership will again return exceptional shareholder value. Under Mr. Kenworthy Jr.'s leadership, we continued to exhibit a high level of performance across a broad number of metrics during depressed economic times. In addition, it was under Mr. Kenworthy Jr.'s leadership in late 2010 and early 2011 that the Company initiated the acquisitions and capital transactions that provided the Company with liquidity and an expanded footprint in two oil resource plays in the U.S as natural gas prices continued to decline.
Additionally, the committee concluded that the executive team had continued to deliver exceptional results, including:

•	Leading the Company through volatile economic times along with lower natural gas prices, as demonstrated by the decision to suspend natural gas drilling and to focus capital expenditures on oil-rich basins;

•	Establishing an operational footprint in the Williston Basin;

•	Successfully sub-leasing four rigs and significantly lowering rig lease commitments;

•	Successfully completing a $49.7 million volumetric production payment transaction;

•	Terminating the bank credit facility and related financial maintenance covenants;

•	Increasing liquidity by $18.5 million by monetizing natural gas hedges and capturing the related gains;

•	Successfully generating $100 million in new liquidity in connection with a bond exchange in December 2011; and

•	Implementing general and administrative expense reductions projected to lead to a 21% reduction in 2012 as compared to 2011.

Elements of Compensation
We seek to achieve an appropriate mix between annual and long-term equity-based compensation, between cash and equity incentive awards and between performance-based and discretionary compensation in order to meet our objectives. Historically, we have not applied a rigid apportionment formula but have targeted total compensation for our management at approximately the 75th percentile of our peer group. Our mix of compensation elements is designed to reward superior operating and financial results and motivate exceptional long-term performance through a combination of elements. Additionally, when determining the mix of compensation, the committee takes into account that we do not provide defined benefit pension or supplemental retirement plans for our executives.
Base Salary
We believe that some portion of an executive's cash compensation should be a fixed amount for the executive's regular work. Our 2011 base salaries for our executive positions were established in July 2010 as part of a comprehensive compensation review, which included benchmarking base salaries to our peer group. Base salaries for 2011 were reviewed in the fourth quarter of 2010, but no adjustments were deemed necessary. To establish base salary ranges, we analyzed compensation for each executive officer position by examining the scope of the job, the nature and complexity of its responsibilities, the training, knowledge and expertise required to perform the job, the recruiting challenges and opportunities associated with each position, the risks and opportunities associated with hiring at the higher and lower ranges of the position skill sets, the expected autonomy of the job, and, for current executives, the Company-specific experience, seniority, performance and compatibility. As such, the CEO has the broadest range of responsibilities and therefore receives the highest base salary. Base salaries help us to achieve our goals of attracting and retaining talent. Decisions regarding base salary do not necessarily affect other compensation elements, although increases in base salary may correspond with increases in other elements of compensation, particularly in light of benchmarking undertaken in order to determine annual incentive cash bonuses.
Starting with 2011, we began conducting annual reviews of base salaries in the fourth quarter with future changes effective at the beginning of the next year. Prior to the review in the fourth quarter of 2011, base salaries were last adjusted based on recommendations from Longnecker effective July 1, 2010. As part of the Company's initiative to reduce expenses during a period of depressed natural gas commodity prices, there had been no salary adjustments from July 2008 to July 2010 for the named executive officers. We will review the salaries for named executive officers in the fourth quarter of each year and may adjust base salaries in the future in connection with a promotion or other change in responsibilities, how an individual performed his or her responsibilities, how the executive's performance contributed to the Company's success, changes in the cost of living and other factors, such as the general level of competitive salaries in the industry and the need for any catch-up or other structural adjustment. In November 2011, base salaries were reviewed by the compensation committee with only the Chief Executive Officer and President receiving increases of 4% and 12%, respectively for 2012, to stay in line with the 75th percentile of our peer group.
Annual Incentive Cash Bonuses
During 2011, we continued a formulaic approach in determining annual cash incentive bonus payments. In March 2011, the compensation committee selected the following targeted levels of performance, which compared to the actual 2011 performance set forth below:

Performance Measure	Threshold	Target	Ceiling	Actual	Weight
Production(1)	19.0 Bcfe	22.0 Bcfe	25.0 Bcfe	23.5 Bcfe	20%
EBITDA(1)	$68.0 million	$81.0 million	$94.0 million	$71.2 million	20%
Economic completed well costs(1)	$2.35/Mcfe	$2.20/Mcfe	$2.05/Mcfe	$2.25/Mcfe	20%
Discretionary	Not Applicable	Not Applicable	Not Applicable	Zero	40%

(1)	The bonus related to this performance measure is compliant with IRS Section 162(m) in order to be deductible as performance based compensation.
The 2011 annual incentive plan was structured to pay on a sliding scale from a threshold of 80% achievement of each particular target up to a maximum 140% achievement of each particular target. The committee believed that these metrics and the targeted levels of performance represent realistic, near-term and measurable performance goals and were designed to promote Company growth without providing an incentive for executives to engage in risky business behavior. The potential 2011 annual incentive payments to the named executive officers at the threshold, target and maximum levels of achievement of all performance measures, as a percent of base salary, were as follows:

Executive Officer	Threshold	Target	Maximum
Ken Kenworthy, Jr.	80%	100%	140%
Michael J. Rohleder	64%	80%	112%
James A. Merrill	60%	75%	105%
Timothy L. Benton	56%	70%	98%
Gary D. Jackson	48%	60%	84%
In an effort to reduce general and administrative expenses, the executive officers did not receive the discretionary portion of the annual incentive cash bonus for 2011.
Based on actual performance metrics achieved and discretionary evaluations, the committee determined to make payouts to the named executive officers under the 2011 annual incentive plan as follows, which represented the following percentages of base salary:

Executive Officer	Performance Based Bonus	Discretionary Bonus	Total 2011 Annual Incentive Cash Bonus	Bonus as a % of Base Salary
Ken Kenworthy, Jr.	$334,384	$—	$334,384	60%
Michael J. Rohleder	181,601	—	181,601	48%
James A. Merrill	151,163	—	151,163	45%
Timothy L. Benton	157,500	—	157,500	42%
Gary D. Jackson	117,000	—	117,000	36%
Long-Term Incentive Compensation
Use of Equity-Based Incentives. Equity-based awards, in the form of stock options and restricted stock grants, have historically represented the largest component of total compensation paid to our executive officers. Equity-based incentives most directly recognize the shareholder value created by our executives over the long-term and are awarded to align a significant portion of each executive's net worth with the Company's success in creating shareholder value. This important compensation tool has been critical to maintaining our entrepreneurial culture and attracting and retaining our key executives. As the Company currently does not have share ownership requirements, restricted stock grants allows the executives to acquire meaningful positions in the Company's common stock that create a similar effect of having stock ownership requirements.
In 2008, based on discussions with Longnecker and to enhance our ability to recruit and retain our executive officers and key employees, the committee determined that, similar to other compensation, long-term incentive awards should be targeted around the 75th percentile, such that our executives' total compensation is near the 75th percentile of similarly-positioned executives in our peer group. In 2011, the current Longnecker study was used as the benchmark for equity-based incentives awarded to executive officers.
Decisions to increase or decrease long-term incentive compensation do not necessarily affect other elements of compensation. However, if we elected to maintain an executive officer's compensation at a fixed level, increases or decreases to long-term incentive compensation likely would have an opposite effect on other elements of that executive officer's total compensation.
Equity-based incentives were historically granted under our 2000 Stock Option Plan. Beginning in 2008, we transitioned to grants under our 2008 Long-Term Incentive Plan. In May 2010, the shareholders approved an amendment to the Company's 2008 Long-Term Incentive Plan to increase the maximum number of shares of common stock issuable under the plan by 1,000,000 shares to 1,750,000 shares.
For 2011, in order to minimize shareholder dilution and to reduce the burn rate of restricted common shares issued to executives and employees as a result of a depressed stock price, the committee awarded the executive officers a combination of restricted stock grants that will vest in 2012 and 2013 and a cash award that will be paid in four quarterly installments beginning in March 2014. The CEO, President and CFO received reductions of 61%, 74%, and 72%, respectively, in their targeted cash award that was paid in lieu of restricted stock awards. The value of the combination of these two forms of compensation equated to approximately 85% of Longnecker's recommended long-term incentive compensation for the 75th percentile of similarly-positioned executives in our peer group.
Total long-term incentive compensation awarded to the executive officers during or for 2011 was allocated as follows:

Executive Officer	Stock Awards ($)	Bonus ($)	Total Long-Term Incentive Compensation
Ken Kenworthy, Jr.	$985,271	$445,920	$1,431,191
Michael J. Rohleder	495,233	148,232	643,465
James A. Merrill	401,265	143,760	545,025
Timothy L. Benton	268,768	343,408	612,176
Gary D. Jackson	232,934	297,620	530,554
Equity Grant Practices. Equity-based grants are typically made in July of each year. Prior to June 2008, equity-based grants were made on a discretionary basis. Grants are made without regard to anticipated earnings or other major announcements by the Company. Our compensation committee has adopted a policy of prohibiting the re-pricing of stock options.
The compensation committee approves equity-based grants before or on the date of grant. The exercise price of each stock option awarded to the executive officers is the fair market value of the stock on the date of grant which is the average of the high and the low price of our stock on the grant date. For restricted stock, the fair market value of the shares granted equals the average of the high and low price of our stock on the date of grant.
The 2000 Stock Option Plan, the 2008 Long-Term Incentive Plan and the compensation committee's charter allow the committee to delegate authority to grant equity-based awards to non-executive employees to our management. As with the grants made directly by the compensation committee, the exercise price of any stock options granted by management must be the fair market value of the stock on the date of grant. Our management has used this authority to make grants of stock options and restricted stock to newly hired employees, in connection with promotions or as needed for retention purposes. Restricted stock awards granted by management and the compensation committee are typically granted on the first day of July.
Perquisites and Other Benefits
The executive officers also receive perquisites and other benefits that the compensation committee believes are reasonable, competitive and consistent with the Company's executive compensation program. In 2011, 2010 and 2009, perquisites and other benefits provided to executive officers included a monthly car allowance and/or gasoline allowance, club dues, additional life insurance beyond that provided to all full-time employees, personal use of company aircraft and paying for spouses to accompany executives on business travel, as well as access to tickets to sporting and other events.
We also provide life insurance to all employees, including the executive officers, ranging from $65,000 to $665,000 in the case of accidental death. In addition, regular benefits, which are available to all salaried employees, are also available to the named executive officers on the same basis. These benefits include health care benefits, short-term and long-term disability insurance, and a tax-qualified 401(k) plan under which the Company matches 5% of the employee's contributions up to the maximum deductible amount under the Internal Revenue Code.
We believe the perquisites provided to our executive officers help us to achieve our goals of attracting and retaining talent for these positions. We do not expect any decisions to increase or decrease perquisites would have any effect on other elements of total compensation.
Employment, Severance and Change in Control Arrangements
We have not entered into any written employment agreements with any of our executive officers. Each executive officer serves in his or her position at the discretion of the Board. Except for acceleration of option grants and vesting of restricted stock awards upon a change of control or death, we do not have any arrangements providing for special post employment compensation of our executive officers, whether upon a change of control or otherwise, on terms different from those generally available to all salaried employees. See “Other Potential Payments upon a Change in Control or Termination of Employment” for a description of amounts to be paid and other benefits under these arrangements under various circumstances. We believe that it is appropriate to provide single-trigger vesting of all equity-based awards to provide our executive officers with the same opportunities as all of our shareholders, who are free to sell their equity at the time of a change in control and thereby realize the value created at the time of the transaction.
Response in Event of Restatement
We do not currently have a formal policy that would require us to seek to recover cash or equity compensation received by an executive officer if the Company's performance upon which the payments were based were adjusted or restated and the adjusted performance would have resulted in reduced compensation. However, in a given case, depending upon the circumstance, we would consider seeking such recovery. In addition, in all cases, we would consider any such event when making future compensation decisions for executive officers who continue to be employed by the Company.
The Dodd-Frank Act includes a requirement that all public companies have a clawback policy for incentive compensation paid to executive officers. Under the Dodd-Frank Act, the SEC will direct the national securities exchanges to amend their listing standards to require that every listed company adopt a compensation recovery policy containing two key components: (i) companies must provide disclosure of clawback policies for any incentive-based compensation that was paid out on erroneous financial information reported and (ii) companies must seek repayment from any current of former executive officer of any incentive-based compensation paid during the three-year period preceding the date that the company is required to prepare the accounting restatement that was based on erroneous data. Upon the SEC issuing the final rules, we will adopt a clawback policy.
Accounting and Tax Implications
We believe it is important to have flexibility in our compensation program in a manner suitable to achieve the objectives described above. Therefore, while we consider the accounting and tax treatment of certain forms of compensation in the design of our compensation program, the accounting and tax treatment is not a determinative factor.
Under Section 162(m) of the Internal Revenue Code (the “Code”), we can deduct for federal tax purposes no more than $1 million of annual compensation paid to each of our CEO and four of our other most highly-paid executive officers other than our CEO. The section 162(m) restriction applies to salary, bonuses and other compensation not directly tied to performance. None of our executive officers currently receives compensation in excess of $1 million, so Section 162(m) does not currently affect compensation decisions with respect to our executive officers. However, as our compensation program develops and changes, Section 162(m) will be taken into consideration.
Section 422 of the Code provides favorable tax treatment to the recipients of stock options that meet certain requirements imposed by the section to qualify as “incentive stock options” as defined by the section. The Compensation Committee has considered the effect of Section 422 on our 2000 Stock Option Plan and 2008 Long Term Incentive Plan, and the terms of both plans were designed to be responsive to the favorable tax treatment provided by Section 422. However, in certain circumstances it may be in one of our executive's best interests to receive options not subject to Section 422 restrictions. Consequently, options granted under either the 2000 Stock Option Plan or the 2008 Long Term Incentive Plan may be either incentive stock options or options that do not qualify as such.

Compensation Committee Report
In accordance with its written charter adopted by the Board, the Compensation Committee of the Board is responsible for establishing the compensation of our CEO, Mr. Kenworthy, Jr., and overseeing the compensation process as it relates to our other executive officers to assure they are compensated in a manner consistent with our overall objectives. The Compensation Committee is also obligated to communicate to shareholders information regarding the Company's compensation policies and the reasoning behind such policies.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management. Based on this review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.
The preceding report is presented by the members of the Compensation Committee.
- Michael G. Cook, T. J. Boismier, Steven Craig, and J. David Lucke, members of the Compensation Committee

Executive Compensation Matters
Summary Compensation Table
The following table sets forth the compensation paid to or earned by the named executive officers for services rendered during the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary(4) ($)	Bonus(3) ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity incentive plan compensation(2) ($)	All other compensation(5) ($)	Total ($)
Ken Kenworthy, Jr.	2011	557,306	445,920	985,271	—	334,384	78,543	2,401,424
Chief Executive Officer	2010	516,153	1,321,367	557,324	62,884	301,415	120,629	2,879,772
	2009	475,000	361,000	1,187,506	—	—	91,493	2,114,999

Michael J. Rohleder	2011	378,336	148,232	495,233	—	181,601	55,620	1,259,022
President	2010	355,771	632,442	255,641	28,846	163,696	79,971	1,516,367
	2009	275,000	195,938	924,000	—	—	59,193	1,454,131

James A. Merrill	2011	335,918	143,760	401,265	—	151,163	28,547	1,060,653
Chief Financial Officer	2010	305,459	552,129	226,978	25,611	136,259	30,548	1,276,984
	2009	275,000	195,938	924,000	—	—	21,084	1,416,022

Timothy L. Benton	2011	375,000	343,408	268,768	—	157,500	21,725	1,166,401
Vice President, Geosciences	2010	362,500	422,319	152,033	17,152	141,971	21,725	1,117,700
	2009	350,000	166,250	560,000	—	—	24,983	1,101,233

Gary D. Jackson	2011	325,000	297,620	232,934	—	117,000	33,250	1,005,804
Vice President, Land	2010	300,000	347,810	131,764	14,868	105,464	33,250	933,156
	2009	275,000	156,750	924,000	—	—	21,195	1,376,945

(1)
The amount set forth is the aggregate grant date fair value attributable to restricted stock or stock options, as applicable, granted to the named executive officers pursuant to FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of these grants of restricted stock and options, please see Note J to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The numbers in the table are not adjusted for subsequent changes in our stock price and do not represent the intrinsic or “in-the-money” value of the awards.

(2)	One hundred percent of each executive's targeted non-equity incentive plan compensation for 2011 and 2010 was paid in 2012 and 2011, respectively.

(3)
The 2011 and 2010 bonus amount includes cash awarded due to each executive receiving a reduced amount of restricted stock grants in 2011 and 2010. The 2010 cash award is to be paid in eight quarterly installments beginning in August 2010. The 2011 cash award is to be paid in four quarterly installments beginning March 2014. The 2010 bonus also includes a discretionary cash bonus related to the Company's annual incentive plan. The 2009 bonus was a discretionary cash bonus paid in lieu of each executive's targeted non-equity incentive plan compensation for the year.

(4)	One hundred percent of each executive's targeted non-equity incentive plan compensation for 2011 and 2010 was paid in 2012 and 2011, respectively.

(5)	For 2011, “All other compensation” includes the following:

Name	Company Contributions to our 401(k) Plan	Personal Use of Company Aircraft	Life Insurance Premiums	Car Allowance	Total
Ken Kenworthy, Jr.	$12,250	$45,877	$10,000	$10,416	$78,543
Michael J. Rohleder	12,250	22,599	17,371	3,400	55,620
James A. Merrill	12,250	8,574	4,323	3,400	28,547
Timothy L. Benton	12,250	—	—	9,475	21,725
Gary D. Jackson	12,250	—	—	21,000	33,250

Grants of Plan Based Awards
The following table reflects information concerning awards granted to our named executive officers during the year ended December 31, 2011 under the 2000 Stock Option Plan and the 2008 Long Term Incentive Plan.

Name	Grant Date	All Other Stock Awards: Number of Shares(1)	Grant Date Fair Value of Stock Awards
Ken Kenworthy, Jr.	8/2/2011	204,838	$985,271
Michael J. Rohleder	8/2/2011	102,959	495,233
James A. Merrill	8/2/2011	83,423	401,265
Timothy L. Benton	8/2/2011	55,877	268,768
Gary D. Jackson	8/2/2011	48,427	232,934

(1)	The amounts set forth in this column correspond to restricted stock grants to the named executive officers during 2011, all of which vest in two equal annual installments, commencing on July 1, 2012.
Stock Options and Long Term Incentive Plan
The Company's 2000 Stock Option Plan (the “Stock Option Plan”) was originally adopted in January 2001 and has been amended twice since its adoption to increase the number of shares authorized under the Stock Option Plan. The 2000 Option Plan terminated on October 30, 2010, and no options will be granted pursuant to this plan except with respect to awards then outstanding. For a description of the Stock Option Plan, see Exhibit 10.1 in Form 10-Q filed on November 9, 2007.
The Company's 2008 Long Term Incentive Plan (the “Long Term Incentive Plan”) was originally adopted in May 2008. On June 17, 2010, the Long Term Incentive Plan was amended. Under the terms of the amended Long Term Incentive Plan, the aggregate number of shares of common stock available for awards may not exceed 1,750,000 shares. As of March 22, 2012, 66,538 shares of our Common Stock were issuable and available for future grants under the Long Term Incentive Plan and 1,683,462 of the shares authorized had been issued. For a description of the Long Term Incentive Plan, see Exhibit 10.1 of our Form 8-K filed on May 25, 2010.
Outstanding Equity Awards
The following table reflects outstanding options and stock awards held by our named executive officers as of December 31, 2011.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Name	Exercisable	Unexercisable(1)
Ken Kenworthy, Jr.	3,605	10,818	$6.34	7/1/2020	302,899	$378,624
	37,500	—	38.06	6/6/2017
Michael J. Rohleder	1,654	4,962	6.34	7/1/2020	158,201	197,752
	18,750	6,250	25.32	1/23/2018
James A. Merrill	1,468	4,406	6.34	7/1/2020	135,274	169,093
	18,750	6,250	25.32	1/23/2018
	25,000	—	31.98	8/14/2016
	10,000	—	39.18	6/1/2017
Timothy L. Benton	983	2,951	6.34	7/1/2020	89,015	111,269
	10,000	—	39.18	6/1/2017
	25,000	—	39.65	11/1/2016
Gary D. Jackson	852	2,558	6.34	7/1/2020	89,015	111,269
	21,000	—	20.01	9/15/2015
	25,000	—	38.06	6/6/2017

(1)	Awards held by executives vest in four equal installments on each anniversary date of the grant, beginning on the first anniversary date of the grant, provided that the recipient has been continuously employed at such date. In addition to the foregoing vesting provisions, all of these options vest upon the holder's death or disability, or change in control of the Company.

(2)
Prior to 2011, awards held by executives vest in four equal installments from the anniversary date of each grant, provided that the recipient has been continuously employed at such date. Award received in 2011 vests in two equal installments commencing on July 1, 2012. In addition to the foregoing vesting provisions, all of these shares vest upon the holder's death or disability, or a change in control of the Company.

(3)	Calculated based upon the closing market price of our common stock as of December 30, 2011, the last trading day of our fiscal year ($1.25), multiplied by the number of unvested awards at year-end.
Option Exercises and Stock Vested
The following table reflects exercises of stock options and vesting of restricted stock for our named executive officers during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Ken Kenworthy, Jr.	—	$—	41,910	$200,496
Michael J. Rohleder	—	—	23,925	116,679
James A. Merrill	—	—	22,795	111,561
Timothy L. Benton	—	—	14,484	70,641
Gary D. Jackson	—	—	19,040	94,550

(1)	Represents the June 1, 2011 and July 1, 2011, vesting of the restricted stock grants made July 1, 2008, June 1, 2009, and July 1, 2010, respectively.

(2)	Represents the average of our high and low stock price of $5.20, and $4.53 on June 1, 2011 and July 1, 2011, respectively, multiplied by the number of shares that vested on such date.
Defined Contribution Plan
The Company offers a tax qualified defined contribution 401(k) plan to all of its employees, including its executive officers, to provide a benefit payable to an employee or his heirs upon retirement, total disability, or death. Under the terms of the plan and subject to limitations of federal law, each of our employees can elect to defer a portion of his compensation and direct such deferrals to the investments offered under the plan, generally consisting of mutual funds in various asset classes. Subject to the terms of the plan, the Company makes discretionary matching contributions to the plan on behalf of the participant employees. Participants are immediately vested in their deferred contributions, but Company contributions are subject to certain vesting requirements. Executive officers participate in the plan on the same basis as all other employees. The Company's 2011 contributions to the plan for the account of the named executive officers are included in the Summary Compensation Table set forth above.
Other Potential Payments upon a Change in Control or Termination of Employment
No special benefits are payable to the named executive officers by reason of a change in control or termination of employment other than acceleration of vesting of unvested options and restricted stock grants, the value of which is set forth below assuming a change in control or death occurred as of December 31, 2011:

Name	Acceleration of Option Vesting(1)	Acceleration of Restricted Stock Vesting(2)
Ken L. Kenworthy, Jr.	—	$378,624
Michael J. Rohleder	—	197,752
James A. Merrill	—	169,093
Timothy L. Benton	—	111,269
Gary D. Jackson	—	111,269

(1)
The amount set forth is the difference between the closing price of our Common Stock on December 30, 2011, which was $1.25 per share, and the exercise price of unvested options. There is no value for acceleration of vesting of options with an exercise price in excess of the December 30, 2011 closing price.

(2)	The amount set forth represents $1.25, the closing market price of our common stock on December 30, 2011 multiplied by the number of shares of unvested restricted stock on such date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of each class of our equity securities as of March 22, 2012, by (i) each of our directors; (ii) each of our named executive officers, and (iii) all of our directors and executive officers as a group. As of March 22, 2012, there were outstanding 68,273,612 shares of Common Stock and 3,176,734 shares of our 9.25% Series B Cumulative Preferred Stock (“Series B Cumulative Preferred Stock”). Except as otherwise listed below, each named beneficial owner has sole voting and investment power with respect to the shares listed.

Beneficial Owner	Title of Class	Number of Shares	Percent of Total
Ken L. Kenworthy, Jr.(1)	Common Stock	895,003	1%
Ken L. Kenworthy, Sr.(2)	Common Stock	758,843	1%
Michael J. Rohleder(3)	Common Stock	265,864	*
	Series B Cumulative Preferred Stock	7,700	*
James A. Merrill(4)	Common Stock	262,933	*
Timothy L. Benton(5)	Common Stock	152,289	*
Gary D. Jackson(6)	Common Stock	162,165	*
T. J. Boismier(7)	Common Stock	63,019	*
Steven Craig(8)	Common Stock	66,019	*
Jon W. “Tucker” McHugh(9)	Common Stock	75,519	*
Michael G. Cook(10)	Common Stock	60,134	*
Thomas G. Casso(11)	Common Stock	92,578	*
Harry C. Stahel, Jr.(12)	Common Stock	90,708	*
David J. Lucke	Common Stock	60,920	*
All executive officers and directors as a group (12 persons)	Common Stock	3,005,894	4%
	Series B Cumulative Preferred Stock	7,700	*

*	Less than 1%

(1)
Shares owned by Mr. Ken Kenworthy, Jr. exclude 436,912 shares owned by his wife, Mrs. Karen Kenworthy, as to which he disclaims beneficial ownership, include 41,105 shares Mr. Kenworthy, Jr. has the right to acquire on exercise of options exercisable within 60 days and include 131,048 shares held in his child's trust.

(2)
Shares owned by Mr. Ken Kenworthy, Sr. include 64,092 shares held in trust for the benefit of his children and 50,349 shares Mr. Kenworthy, Sr. has the right to acquire on exercise of options exercisable within 60 days.

(3)	Includes 26,654 shares Mr. Rohleder has the right to acquire on exercise of options exercisable within 60 days.

(4)	Includes 61,468 shares Mr. Merrill has the right to acquire on exercise of options exercisable within 60 days.

(5)	Includes 35,983 shares Mr. Benton has the right to acquire on exercise of options exercisable within 60 days.

(6)	Includes 46,852 shares Mr. Jackson has the right to acquire on exercise of options exercisable within 60 days.

(7)	Includes 22,849 shares Mr. Boismier has the right to acquire on exercise of options exercisable within 60 days.

(8)	Includes 27,849 shares Mr. Craig has the right to acquire on exercise of options exercisable within 60 days.

(9)	Includes 20,349 shares Mr. McHugh has the right to acquire on exercise of options exercisable within 60 days.

(10)	Includes 349 shares Mr. Cook has the right to acquire on exercise of options exercisable within 60 days. Also includes 125 shares held by the IRA account of Mr. Cook's spouse.

(11)	Includes 349 shares Mr. Casso has the right to acquire on exercise of options exercisable within 60 days.

(12)	Includes 787 shares Mr. Stahel has the right to acquire on exercise of options exercisable within 60 days.
Of our 68,273,612 shares outstanding as of March 22, 2012, we are not aware of any person known to beneficially own more than 5% of our outstanding Common Stock as of the latest date such persons have filed reports of beneficial ownership with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose delinquent filings of reports by such persons.
Based on a review of the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities were met during 2011.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company requires that any situation, transaction or relationship that gives rise to an actual or potential conflict of interest for our executive officers must be disclosed to the Board in writing. The Company may permit the conflicted transaction only if full disclosure is made and the Company's interests are fully protected. The Company considers conflicted transactions to consist of any transaction in which the executive (1) causes the Company to engage in business transactions with relatives or friends or companies controlled or owned by our executives; (2) uses nonpublic Company or other information for personal gain by the executive, his relatives or his friends (including securities transactions based on such information); (3) has more than a nominal financial interest in any entity with which the Company does business or competes; (4) receives a loan, or guarantee of obligations, from the Company or a third party as a result of his position at the Company; (5) competes, or prepares to compete, with the Company while still employed by the Company; or (6) has a financial interest or potential for gain in any transaction with the Company (other than Company approved compensation arrangements). In 2011, there were no such transactions.
The preceding policy and examples of conflicted transactions are provided in the Company's written Code of Business Conduct and Ethics, which is available on the Company's website at www.gmxresources.com.
VOTING PROCEDURES
As described above, voting at the Annual Meeting will consist of the following:

•	The nine nominees for directorships will be elected by a plurality of shares of Common Stock voted at the Annual Meeting.

•
The amendment to the Company's Certificate of Incorporation to increase the maximum number of authorized shares of Common Stock to 250,000,000 shares will be approved if the holders of a majority of our outstanding Common Stock vote in favor of the proposal.

•
The advisory resolution on executive compensation will be approved, on an advisory basis, if the holders of a majority of the shares of Common Stock voted at the Annual Meeting vote in favor of the proposal.

•
The selection of Grant Thornton as the Company's independent registered public accounting firm for the year ending December 31, 2012 will be ratified if the holders of a majority of shares of Common Stock voted at the Annual Meeting vote in favor of the proposal.

•
The amendment to the Certificate of Designation of the 9.25% Series B Cumulative Preferred Stock to revise the definition of “Change of Ownership or Control” will be approved if (i) the holders of a majority of the shares of Common Stock voted at the Annual Meeting, voting separately as a class, vote in favor of the proposal; and (ii) the holders of at least two-thirds of the Series B Preferred Stock voted at the Annual Meeting, voting separately as a class, also vote in favor of the proposal.

•
All other matters properly brought before the Annual Meeting will be approved if the holders of a majority of shares of Common Stock voted at the Annual Meeting vote in favor of the proposal, unless otherwise required by law.

Shares represented by proxies that are marked “withhold” with respect to the election of any one or more nominees for election as directors will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked “withhold” with respect to any one or more nominees will not affect the outcome of a nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted by the proxies.
Unless otherwise directed in the proxy or otherwise provided by applicable law, shares represented by valid proxies will be voted FOR the election of the director nominees, FOR the amendment to the Company's Certificate of Incorporation to increase the maximum number of authorized shares of Common Stock, FOR the approval of an advisory resolution on executive compensation, FOR the ratification of Grant Thornton as the Company's independent registered public accounting firm for the year ending December 31, 2012, and FOR the amendment to the Certificate of Designation for the 9.25% Series B Cumulative Preferred Stock. As to any other business that may properly come before the Annual Meeting, shares represented by proxies will be voted, to the extent permitted by law, in accordance with the recommendations of the Board, although the Company does not presently know of any such other business.
PROPOSALS OF SHAREHOLDERS
Each year the Board submits its nominations for election of directors at the Annual Meeting of Shareholders. The Board will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting. Such proposals must comply with the applicable requirements of the SEC and our bylaws. Under our bylaws, a notice of intent of a shareholder to bring any matter before the annual meeting shall be made in writing and generally must be received by our Secretary not more than 150 days and not less than 90 days prior to the first anniversary of the preceding year's annual meeting. Every such notice by a shareholder shall set forth: (a) the name and address of the shareholder who intends to bring up any matter and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the number of shares and class of the Company's securities owned beneficially and of record by such shareholder and beneficial owner, information about any direct or indirect opportunity of such shareholder and beneficial owner to profit from any increase or decrease in the value of the Company's securities, and any other information relating to such shareholder and beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitation of proxies relating to the proposal and/or the election of directors in a contested election, as applicable, pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; (b) a representation that the shareholder is a registered holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice; (c) with respect to notice of an intent to make a nomination, a description of all understandings among the shareholder and each nominee and any other person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (d) with respect to notice of an intent to make a nomination, such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by our Board; and (e) with respect to notice of an intent to bring up any other matter, a description of the matter, and any material interest of the shareholder in the matter. For more detailed instructions relating to any such notice, shareholders are encouraged to refer to Section 1.11 of our Amended and Restated Bylaws, which are available at no charge from the Company as set forth below under “Annual Report” or by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2009. Notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as one of our directors, if elected. All shareholder proposals should be sent to our Secretary at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114.
A shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be included in our proxy statement relating to the 2013 Annual Meeting must be received no later than December 3, 2012. To be considered for presentation at the 2013 Annual Meeting, although not included in the proxy statement for such meeting, a proposal must be received within the time period set forth in our bylaws as described above. In addition, the proxy solicited by the Board for the 2013 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2013 Annual Meeting unless we are provided with notice of such proposal no later than 90 days prior to the date of the 2013 annual meeting.
OTHER MATTERS
As of the date of this proxy statement, the Company does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. Additional business may properly be brought before the Annual Meeting by or at the direction of the Board.

ANNUAL REPORT
The Company's Annual Report to the SEC on Form 10-K for the year ended December 31, 2011, including audited financial statements, is enclosed with this proxy statement.
Copies of the exhibits omitted from the enclosed Annual Report on Form 10-K are available to shareholders without charge upon written request to Alan Van Horn, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114.

Appendix A
AMENDED CERTIFICATE OF INCORPORATION
OF
GMX RESOURCES INC.
The undersigned officers of GMX RESOURCES INC., an Oklahoma corporation (the “Corporation”), hereby file this Amended Certificate of Incorporation to reflect an amendment to the Corporation’s Certificate of Incorporation as set forth below:
FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred sixty million (260,000,000) shares, divided into two hundred fifty million (250,000,000) shares of Common Stock of the par value of one tenth of one cent ($.001) per share and ten million (10,000,000) shares of Preferred Stock of the par value of one tenth of one cent ($.001) per share.
The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1)	The number of shares constituting that series and the distinctive designation of that series;

(2)
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption rates;

(6)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)	Any other relative rights, preferences and limitations of that series.
The undersigned officers certify that the foregoing amendment was adopted in accordance with the procedures set forth in Section 1077 of the Oklahoma General Corporation Act.
IN WITNESS WHEREOF, the undersigned officers have executed this Amended Certificate of Incorporation this day of , 2012.

GMX RESOURCES INC.
by:
Ken L. Kenworthy, Jr., Chairman of the
Board of Directors and Chief Executive Officer

ATTEST:

James A. Merrill, Secretary

A-1

Appendix B
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION
OF THE
9.25% SERIES B CUMULATIVE PREFERRED STOCK
($0.001 Par Value)
OF
GMX RESOURCES INC.
Pursuant to Section 1032 of the Oklahoma General Corporation Act
WHEREAS, a Certificate of Designation setting forth certain resolutions of the Corporation’s Board of Directors establishing the powers, preferences, rights and limitations of the Corporation’s 9.25% Series B Cumulative Preferred Stock, par value $0.001 per share, of GMX Resources Inc. was filed with the Oklahoma Secretary of State on August 8, 2006 (the “Certificate of Designation”);
WHEREAS, the undersigned officers of GMX Resources Inc., an Oklahoma corporation (the “Corporation”), do hereby execute and file this Certificate of Amendment to the Certificate of Designation pursuant to the provisions of Section 1032 of the Oklahoma General Corporation Act to reflect the changes set forth below:

1.	Clause (iii) of the definition of “Change of Ownership or Control” set forth in Section 2 of the Certificate of Designation is hereby deleted in its entirety and replaced with the following:

(iii)
the Corporation permits or suffers a change in its key management, meaning the continued active full time employment of Ken Kenworthy, Jr. as Chief Executive Officer; provided, that the termination of active employment of Ken Kenworthy, Jr. as Chief Executive Officer shall not constitute a “Change of Ownership or Control” so long as the Corporation hires or promotes a replacement officer within four months after such termination;

2.	The remainder of the definition of “Change of Ownership or Control” set forth in Section 2 shall remain unchanged by this amendment.
The foregoing amendment was adopted in accordance with the procedures set forth in Section 1077 of the Oklahoma General Corporation Act.
IN WITNESS WHEREOF, GMX Resources Inc. has caused this certificate to be duly executed on its behalf by the undersigned, Ken L. Kenworthy, Jr., Chief Executive Officer, and attested by James A. Merrill, its Secretary, this day of , 2012.

GMX Resources Inc.
by:
Ken L. Kenworthy, Jr.,
Chief Executive Officer

ATTEST:

James A. Merrill, Secretary

B-1

ANNUAL MEETING PROXY CARD
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2012.
Vote by Internet

•	Log on to the Internet and go to
www.investorvote.com/GMXR

•	Follow the steps outlined on the secured website.
Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA,

•	US territories & Canada any time on a touch tone
telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. ☒
Please do not write outside the designated areas.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals - The Board of Directors recommends that a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Ken L. Kenworthy, Jr.	☐	☐	02 - T. J. Boismier	☐	☐	03 - Thomas G. Casso	☐	☐
04 - Michael G. Cook	☐	☐	05 - Steven Craig	☐	☐	06 - Ken L. Kenworthy, Sr.	☐	☐
07 - J. David Lucke	☐	☐	08 - Jon W. “Tucker” McHugh	☐	☐	09 - Michael J. Rohleder	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Amendment to the Company's Certificate of Incorporation to increase the maximum number of authorized shares of Common Stock from 100,000,000 shares to 250,000,000 shares.	☐	☐	☐	3.	Say on Pay - Approval of advisory resolution on executive compensation.	☐	☐	☐

4.	Ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐	5.	Amendment to the Certificate of Designation of the 9.25% Series B Cumulative Preferred Stock to revise the definition of “Change of Ownership or Control.”	☐	☐	☐

B	Non-Voting Items
	Change of Address - Please print new address below.	Comments - Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the Annual Meeting.

C	Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(405) 600-0711
James A. Merrill and Teresa Jacobs, or either of them, as proxies (“Proxies”) each with the power of substitution, are hereby authorized to represent and vote all of the shares of Common Stock and Series B Preferred Stock of GMX RESOURCES INC. held of record by the undersigned on the record date, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders to be held on May 2, 2012, or at any postponement or adjournment thereof.
The Proxies will vote the shares represented by this proxy as directed on the reverse side by the undersigned. If no such directions are indicated, the Proxies are authorized, and will, to the extent permitted by law, vote FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)